                                                                Exhibit(h)(2)(a)

                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                  ---------------------------------------------

This Amended and Restated Administration Agreement is entered into as of February 1, 2003 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and FORWARD FUNDS, INC., a Maryland corporation (the "Fund").

                                   BACKGROUND

A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

B. The Fund and PFPC (formerly known as First Data Investor Services Group, Inc.) were parties to an Administration Agreement dated as of April 1, 1998, which has terminated as of the date of this Agreement (the "Superceded Agreement").

C. The Fund desires to continue to retain PFPC to render certain administrative services with respect to each investment portfolio listed in Exhibit A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and PFPC desires to continue to render such services.

                                      TERMS

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   Definitions as Used in this Agreement.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by

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

          both parties hereto.

     (d) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (e)  "SEC" means the Securities and Exchange Commission.

     (f)  "Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

     (g) "Shares" means the shares of beneficial interest of any series or class of the Fund.

     (h) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, cable or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to continue to provide administration and accounting services with respect to each of the Portfolios in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to continue to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

     (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC or its affiliates to provide services to each Portfolio and approving this Agreement;

     (b)  a copy of Fund's most recent effective registration statement;

     (c) copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements;

     (d) copies of each distribution and/or shareholder servicing plan or agreement made in respect of the Fund or a portfolio;

     (e)  copies of the Fund's valuation procedures;

     (f)  a copy of the Articles of Incorporation of the Fund, as amended;

     (g)  a copy of the By-laws of the Fund, as amended; and

     (h) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing;

     In addition, the Fund will provide PFPC with any additional documentation that PFPC may request that is reasonably necessary for PFPC to perform the services under this Agreement.

4.   Compliance with Rules and Regulations.

     PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

5.   Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.   Right to Receive Advice.

     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment advisor or PFPC, at the option of
          PFPC).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

     (d) Protection of PFPC. PFPC shall be indemnified, defended and held harmless by the Fund for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.   Records; Visits.

     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

     (b)  PFPC shall keep the following records:

          (i) all books and records with respect to each Portfolio's books of account;

          (ii)  records of each Portfolio's securities transactions; and

          (iii) all other books and records as PFPC is required to maintain pursuant to

                Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) has been or is independently developed or obtained by the receiving party; or (h) release of such information is necessary or appropriate in connection with the provision of services under this Agreement.

9. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public accountants ("Accountants") and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall use commercially reasonable efforts to cooperate with the Accountants and to make available to them such information within its control that is necessary for the expression of their opinion, as required by the Fund.

10. PFPC System. PFPC shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund under this Agreement.

11. Disaster Recovery. PFPC shall make reasonable provisions, which may be accomplished by entering into and maintaining in effect with appropriate parties one or more agreements, for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.

     PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC. In addition, the Fund agrees to pay PFPC for the reasonable out-of-pocket expenses (including reasonable legal expenses and attorneys' fees) incurred by PFPC in connection with the performance of its duties under this Agreement.

13. Indemnification. The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) to the extent caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.  Responsibility of PFPC.

     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable to the Fund only for those damages that arise out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

     (d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (f) The provisions of this Section 14 shall survive termination of this Agreement.

     (g) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

15.  Description of Accounting Services on a Continuous Basis.

     PFPC will perform the following accounting services with respect to each
     Portfolio:

     (a) Journalize investment, capital share and income and expense activities;

     (b) Record investment buy/sell trade tickets when received from the investment advisor or sub-advisor (the "Advisor") for a Portfolio;

     (c)  Maintain individual ledgers for investment securities;

     (d)  Maintain book historical tax lots for each security;

     (e) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Advisor with the cash balance available for investment purposes;

     (f) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

     (g) Calculate various contractual expenses (e.g., advisory and custody fees);

     (h) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

     (i) Control disbursements and authorize such disbursements upon Written Instructions from the Fund;

     (j)  Calculate capital gains and losses;

     (k)  Determine net income;

     (l) Obtain security market quotes from independent pricing services approved by the Advisor and as authorized by the Board of Directors, or if such quotes are unavailable, then obtain such prices from the Advisor, and in either case calculate the market value of each Portfolio's Investments in accordance with the valuation procedures of the Fund that have been provided to PFPC;

     (m) Provide the daily portfolio valuation to the Advisor via PFPC DataPath access;

     (n) Compute net asset value per share in accordance with the Fund's registration statement and valuation procedures; and

     (o) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

16.  Description of Administration Services on a Continuous Basis.

     PFPC will perform the following administration services with respect to each Portfolio:

     (a)  Prepare quarterly broker security transactions summaries;

     (b) Prepare for execution and file the Fund's Federal and state tax returns;

     (c) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

     (d) Prepare the Fund's annual and semi-annual shareholder reports and coordinate with the Fund's financial printer to make such filings with the SEC; and

     (e) Prepare reports to the SEC including: (a) Form N-SAR and (b) Notices pursuant to Rule 24f-2;

17.  Description of Regulatory Administration Services on a Continuous Basis.

     PFPC will perform the following regulatory administration services with respect to each Portfolio:

     (a) Prepare and coordinate with the Fund's counsel the annual Post-Effective Amendments to the Fund's registration statement (other than adding a new series or class), and coordinate with the Fund's financial printer to make such filings with the SEC;

     (b) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1 (d) (7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Directors;

     (c) File the Fund's fidelity bond with the SEC and monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (d) Prepare notices, agendas, and resolutions for quarterly and other periodic Board meetings (other than to add a new series or class) and draft actions by written consent of the Board;

     (e)  Coordinate the preparation, assembly and mailing of Board materials;

     (f) Attend quarterly and special Board meetings, make presentations at such meetings as appropriate, and draft minutes of such meetings;

     (g) Maintain the Fund's corporate calendar to monitor compliance with various SEC filing and Board approval deadlines;

     (h) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's Code of Ethics pursuant to Rule 17j-1 under the 1940 Act; and

     (i) Assist in monitoring regulatory developments which may affect the Fund.

18.  Special Regulatory Administration Services

     PFPC will perform the following Special Regulatory Administration Services in accordance with the terms and fees as may be mutually agreed to in writing by the Fund and PFPC:

     (a) Assist in conversion: coordinate time and responsibility schedules; draft notice, agenda, memoranda, resolutions and background materials for Board approval;

     (b) Assist in the preparation of notices of Annual or Special Meetings of shareholders, if any, and Proxy materials relating to such meetings:

     (c)  Assist in new Portfolio start-up;

     (d)  Prepare fund merger documents;

     (e) Prepare Post-Effective Amendments for special purposes (e.g. new funds or classes, changes in advisory relationships, mergers, restructurings);

     (f)  Prepare special Prospectus supplements when needed;

     (g)  Assist in managing SEC audits of the Funds; and

     (h) Assist in extraordinary, non-recurring projects; and such other services as agreed upon by the Fund and PFPC.

19. Description of Blue Sky Services on a Continuous Basis. PFPC will perform "Blue Sky" compliance functions through Automated Business Development Corporation (ABD), a subsidiary of PFPC Worldwide, Inc., which shall include:

     (a) Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions identified by the Fund. The Fund shall provide PFPC with Written Instructions if any Portfolio is involved in an organizational change (e.g., merger, dissolution, etc.) or if the Fund will offer any new Portfolio. In such event, any Written Instructions not received at least 45 days prior to the date the Fund intends to offer or sell Shares of the relevant Portfolio cannot be guaranteed a timely notification to the states. In addition, PFPC shall not be responsible for providing to any other service provider of the Fund a list of the states in which the Fund may offer and sell its Shares;

     (b) Filing with each appropriate jurisdiction the appropriate materials relating to the Fund. The Fund shall be responsible for providing such materials to PFPC and PFPC shall make such filings promptly after receiving such materials; and

     (c) In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in Written Instructions of the Fund, notifying promptly the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration.

     For trades by omnibus accounts, the Fund will use commercially reasonable efforts to identify the underlying shareholders. If the Fund does not provide PFPC with information concerning underlying shareholders, the Fund hereby instructs PFPC to account for trades by omnibus accounts by the applicable trustee's state of residence.

20. Duration and Termination. The term of this Agreement shall be for an initial term commencing as of the date hereof and continuing through the close of business three (3) years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms"). Notwithstanding the foregoing, either party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

21. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 433 California Street, 11th Floor, San Francisco, CA 94104,
     Attention: John McGowan or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

22. Amendments. No modification, amendment, supplement to, or waiver of this Agreement shall be binding upon the Fund or PFPC unless signed by an authorized representative of the party against whom such modification, amendment, supplement or waiver is asserted.

23. Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days' prior written notice of such assignment.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

26. DataPath/sm/ Access Services. PFPC shall provide the DataPath/sm/ Internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

27.  Miscellaneous.

     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt or modify any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

     (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superceded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                        PFPC INC.


                                        By:  /s/ Neal J. Andrews
                                           -------------------------------------
                                        Neal J. Andrews
                                        Senior Vice President


                                        FORWARD FUNDS INC.


                                        By: /s/ John P. McGowan
                                           -------------------------------------
                                        John P. McGowan
                                        Treasurer

                                    EXHIBIT A
                                    ---------


     THIS EXHIBIT A, dated as of February 1, 2003 is Exhibit A to that certain Amended and Restated Administration Agreement dated as of February 1, 2003 between PFPC Inc. and Forward Funds, Inc. (the "Fund"). The following is the list of the Fund's Portfolios that are subject to the Agreement:


                                   PORTFOLIOS
                                   ----------

                  Forward Hansberger International Growth Fund

                          Forward Hoover Mini-Cap Fund

                      Forward Hoover Small Cap Equity Fund

                   Forward Uniplan Real Estate Investment Fund

                            Sierra Club Balanced Fund

                             Sierra Club Stock Fund

                                    EXHIBIT B
                                    ---------

                        PFPC DataPath(sm) Access Services
                        ---------------------------------

     THIS EXHIBIT B, dated as of February 1, 2003 is Exhibit B to that certain Amended and Restated Administration Agreement dated as of February 1, 2003 between PFPC Inc. and Forward Funds, Inc. (the "Fund").

1.   PFPC Services

     PFPC shall:

     (a) Provide internet access to PFPC's DataPath/sm/ ("DataPath") at www.pfpcdatapath.com or other site operated by PFPC (the "Site") for Fund portfolio data otherwise supplied by PFPC to the Fund via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "DataPath Services");

     (b) Supply each of the individuals that the Fund identifies in writing to be authorized users of DataPath ("Users") with a logon ID and Password;

     (c) Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the DataPath Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth in Section 12 of the Agreement and will be billed separately;

     (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

     (e) Monitor the telephone lines involved in providing the DataPath Services and inform the Funds promptly of any malfunctions or service interruptions.

2.   Duties of the Fund and the Users

     The Fund shall, and to the extent appropriate, cause Users to:

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     (a)  Provide and maintain a web browser supporting Secure Sockets Layer
          128-bit encryption; and

     (b) Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.   Standard of Care; Limitations of Liability

(a) Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, PFPC shall be liable only for direct damages incurred by the Fund which arise out of PFPC's failure to perform its duties and obligations described in this Exhibit to the extent such damages constitute willful misfeasance, bad faith, gross negligence or reckless disregard.

(b) The Fund acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of DataPath Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the DataPath Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's standard of care above.

(c) Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC shall not be liable for delays or failures to perform any of the DataPath Services or errors or loss of data occurring by reason of circumstances beyond such party's control, including acts of civil or military authority, national emergencies,

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     labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4. Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the DataPath Services.

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